Exhibit 99.1

UTSTARCOM EXECUTIVE VICE PRESIDENT AND CHIEF TECHNOLOGY OFFICER BILL HUANG RESIGNS TO TAKE POST AT CHINA MOBILE

ALAMEDA, Calif., December 21, 2006 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced the resignation of Executive Vice President and Chief Technology Officer Bill Huang, effective December 31, 2006. Huang is leaving UTStarcom to take a senior executive position at China Mobile Ltd., the largest mobile operator in the world.

“As chief technology officer, Bill played an integral role in the development of UTStarcom’s products and the success of the company from the time he joined in 1994,” said Hong Lu, president and chief executive officer at UTStarcom, Inc. “We thank him for his tremendous dedication to the company and wish the best for Bill as he assumes a new and exciting role at one of the world’s leading service providers. We value our relationship with China Mobile and look forward to possible collaborations with Bill in the future.”

On an interim basis, Pat Chan, senior vice president of UTStarcom’s Network Solutions business unit, will assume Huang’s responsibilities as acting chief technology officer.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated timing of Mr. Huang’s resignation, the expectations regarding the likelihood of future collaborations with Mr. Huang, and the anticipated transition of responsibilities following Mr. Huang’s resignation.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially.  These risk factors include potential changes in the Company’s management and employment decisions and future directions of strategic partnerships.  The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact
Andy Tennille
Senior Manager, Public Relations
UTStarcom, Inc.
(510) 814-4421
andy.tennille@utstar.com

###